UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2012

The Charles Schwab Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 1-9700
Delaware		94-3025021
(State or other jurisdiction of incorporation)		(I.R.S. Employer Identification No.)

211 Main Street, San Francisco, CA 94105

(Address of principal executive offices, including zip code)

(415) 667-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On June 6, 2012, The Charles Schwab Corporation (the “Company”) issued and sold 17,000,000 depositary shares, each representing a 1/40th ownership interest in a share of 6.00% non-cumulative perpetual preferred stock, Series B, pursuant to an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, and Wells Fargo Securities, LLC, as the representatives of the several underwriters named therein (collectively, “Underwriters”). The Underwriting Agreement granted the Underwriters an option to purchase up to an additional 2,550,000 depositary shares to cover over-allotments.

On June 13, 2012, the Underwriters exercised their option with respect to 2,400,000 of the depositary shares (the “Additional Depositary Shares”) and the Additional Depositary Shares were issued and sold by the Company to the Underwriters on June 18, 2012. The net proceeds of the offering of the Additional Depositary Shares were approximately $58 million, after deducting underwriting discounts and commissions.

The offering was made pursuant to the prospectus supplement dated May 30, 2012 and the accompanying prospectus dated December 15, 2011, filed with the Securities and Exchange Commission pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-178525) (the “Registration Statement”). The validity opinion with respect to the Additional Depositary Shares is being filed with this Current Report on Form 8-K and is incorporated by reference into the Registration Statement.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

5.1	Opinion of Arnold & Porter LLP, dated June 18, 2012.

23.1	Consent of Arnold & Porter LLP, dated June 18, 2012 (included in Exhibit 5.1).

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHARLES SCHWAB CORPORATION

Date: June 18, 2012	By:	/s/ Joseph R. Martinetto
Joseph R. Martinetto Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Arnold & Porter LLP, dated June 18, 2012.

23.1	Consent of Arnold & Porter LLP, dated June 18, 2012 (included in Exhibit 5.1).